Stroock & Stroock & Lavan
                             Seven Hanover Square
                         New York, New York 10004-2696

                                                    212 806 5400
                                                    Fax: 212 806 6006
                                                    Telex: 177693 STROOCK NY
     January 11, 1996

     Paine Webber/Kidder, Peabody
       Tax Exempt Money Fund, Inc.
     1285 Avenue of the Americas
     New York, New York  10019

     Ladies and Gentlemen:

     We are general counsel to your company (the "Fund"). This letter is in response to your request for our opinion in connection with the filing by you of a "Rule 24f-2 Notice" pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended. In such notice you have reported the sale during the period ended November 17, 1995 of an aggregate of 210,228,131 of your shares (the "Shares").

     We have acted as counsel to the Fund since its organization and in connection with the filing by the Fund of a registration statement, and amendments thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In so acting, we have examined a copy of the Fund's charter documents, the Rule 24f-2 Notice, the original or reproduced or certified copies of all such records of the Fund, agreements, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. As to matters of fact relevant to such opinion, we have relied upon the Rule 24f-2 Notice and statements and certificates of officers and representatives of the Fund and others. We have assumed the genuineness of all signatures and the conformity to the original documents of the copies of documents supplied to us as originals or reproduced copies.

     Based upon the foregoing, we are of the opinion that the Shares referred to in the Rule 24f-2 Notice were validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion with the Rule 24f-2 Notice referred to above. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under
     Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     Very truly yours,

     /s/ Stroock & Stroock & Lavan
     STROOCK & STROOCK & LAVAN